SECOND AMENDMENT TO
CREDIT AGREEMENT

        THIS SECOND AMENDMENT TO CREDIT AGREEMENT (the “Second Amendment”), dated as of February 11, 2003 amends the Credit Agreement dated as of June 15, 2001 by and between LaCrosse Footwear, Inc. (the “Borrower”) and U.S. Bank National Association (f/k/a Firstar Bank, N.A., the “Lender”), as amended by that First Amendment to Credit Agreement dated as of August 12, 2002 (as so amended, and as the same may be amended from time to time, the “Credit Agreement”).

         1.        Definitions. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

         2.        Waiver. The Lender hereby agrees to waive Borrower’s breach of Section 7.12(b) for the period ended December 31, 2002. No waiver of Borrower’s compliance with the terms of Section 7.12(b) of the Credit Agreement is made for any periods other than the period set forth above, and no waiver is made with respect to any other covenant or agreement set forth in the Credit Agreement.

         3.        Amendments. The parties hereby agree to amend the Credit Agreement as follows:

                  (A)   The following is added to the end of Section 7.12(a): “Notwithstanding the foregoing, Borrower and its Subsidiaries, on a consolidated basis, shall not make Capital Expenditures in excess of $2,000,000 in the aggregate during their 2003 fiscal year.”

                  (B)   The reference in Section 7.12(b) to “$23,000,000 as of the fiscal quarter ending on or about December 31, 2002” is deleted and “$22,700,000 as of the fiscal quarter ending on or about December 31, 2002” is inserted in its place.

         4.        Conditions Precedent. This Second Amendment shall become effective on the date that the Lender shall have received:

                   (i)     this Second Amendment, duly executed by an authorized representative of the Borrower;

                   (ii)    an amendment fee in the amount of Eight Thousand Dollars ($8,000); and

                   (iii)   such additional supporting documents and materials as the Lender or its counsel may reasonably request on or before the date hereof.

         5.        Representations and Warranties. The Borrower certifies that the representations and warranties contained in the Credit Agreement are true and correct as of the date of this Second Amendment, and that, after giving effect to the waiver set forth in Section 2 hereof and the amendments set forth in Section 3 hereof, no condition, event, act or omission has occurred which, with the giving of notice or passage of time, or both, would constitute an Event of Default under the Credit Agreement.

         6.        Full Force and Effect. Except as provided herein, all of the terms and conditions set forth in the Credit Agreement, and all additional documents entered into in connection with the Credit Agreement, shall remain unchanged and shall continue in full force and effect as originally set forth; without limiting the generality of the foregoing, the Borrower hereby confirms its obligation to deliver the certificate required by Section 6.1(d) of the Credit Agreement on a timely basis.

         7.        Binding Effect. This Second Amendment shall be binding upon the parties hereto and their respective successors and assigns.

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        IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Credit Agreement as of the date first set forth above.

LACROSSE FOOTWEAR, INC.
By: /s/
Title:

U.S. BANK NATIONAL ASSOCIATION (f/k/a Firstar Bank, N.A.)
By: /s/
Title: